Exhibit 23(a) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1 No. 333-______) and related prospectus of ING Life Insurance and Annuity Company and to the inclusion and incorporation by reference therein of our report dated March 31, 2005, with respect to the consolidated financial statements of ING Life Insurance and Annuity Company included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference therein of our report dated March 31, 2005, with respect to the schedules of ING Life Insurance and Annuity Company included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                                     /s/ Ernst & Young LLP


Atlanta, Georgia
December 27, 2005